Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases 2021 AFFO Per Share Guidance to $1.24 to $1.28 Per Share and Raises Second Quarter Dividend to $0.25 Per Share, a 4.2% Increase Over Prior Quarter

June 3, 2021

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that it expects its 2021 Adjusted Funds from Operations (“AFFO”) on a fully diluted basis to be between $1.24 and $1.28 per share. The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock for the second quarter of 2021. The second quarter 2021 dividend represents an annualized dividend of $1.00 per share of common stock and a 4.2% increase over the first quarter 2021 dividend. The dividend is payable on July 15, 2021, to stockholders of record as of the close of business on June 30, 2021.

Commenting on the recent announcements, Essential Properties’ President and Chief Executive Officer, Pete Mavoides, said, “With increased clarity on our investment pipeline and portfolio performance, we are increasing our 2021 AFFO per share guidance. Additionally, given this strengthened outlook, our board of directors raised our quarterly dividend to $0.25 per share. Looking ahead, our well-positioned balance sheet, proven portfolio durability and long-standing industry relationships continue to provide a solid foundation for generating compelling growth for shareholders.”

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2021, the Company’s portfolio consisted of 1,240 freestanding net lease properties with a weighted average lease term of 14.3 years and a weighted average rent coverage ratio of 3.0x. As of the same date, the Company’s portfolio was 99.1% leased to 259 tenants operating 367 different concepts in 17 industries across 43 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets
609-436-0626
info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.